Exhibit 99.1

P.O. Box 25099 Richmond, VA 23260 • phone: (804) 359-9311 • fax (804) 254-3584

PRESS RELEASE

CONTACT	RELEASE
Candace C. Formacek	4:15 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Completes Acquisition of FruitSmart

Richmond, VA • January 3, 2020 / PRNEWSWIRE

Universal Corporation (NYSE: UVV) today announced that it has successfully completed its previously announced acquisition of FruitSmart, an independent specialty fruit and vegetable ingredient processor serving global markets. Universal funded the transaction with a combination of cash on hand and existing borrowing capacity. The acquisition provides Universal with a new growth opportunity in an adjacent industry and represents a foundational step in building a broader agri-products services platform. FruitSmart supplies a broad set of juices, concentrates, blends, purees, fibers, seed and seed powders, and other value-added products to food, beverage and flavor companies throughout the United States and internationally through value-added processing of various fruit and vegetable products. FruitSmart processes apples, grapes, blueberries, raspberries, cherries, blackberries, pears, cranberries and strawberries as well as other fruits and vegetables. The business is headquartered in the Yakima Valley of the state of Washington, where it has approximately 200 employees and two manufacturing facilities.

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, sources, processes, and supplies agri-products. Tobacco has been our principal focus since our founding in 1918, and we are the leading global leaf tobacco supplier. We conduct business in more than 30 countries on five continents. Our revenues for the fiscal year ended March 31, 2019, were $2.2 billion. For more information on Universal Corporation, visit our website at www.universalcorp.com.

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